TERRY KENNEDY
2485 Village View Drive, Suite 180
Henderson, NV 89074
(702) 533-7047

July 1, 2018

Jonathan Bonnette, President
Grow Condos, Inc.

Re: Fee Agreement
Gentlemen,

Set forth below are the terms and conditions regarding compensation for services to be provided during calendar year 2018, and the fee arrangement for services to be provided by my firm to Grow Condos, Inc., its subsidiaries and affiliates (collectively "GRWC") for periods after June 30, 2018, along with our agreement regarding payment of fees for those services. The effective date of this agreement is and shall be July 1, 2018.

COMPENSATION FOR PAST SERVICES

It is acknowledged, both by GRWC and by Terry Kennedy, that there are no amounts that GRWC currently owes Terry Kennedy for any period prior to July 1, 2018 and that in consideration of this agreement and for other good and valuable consideration, Terry Kennedy hereby waives any claim or cause of action, whether in equity or at law, he has or may have against GRWC for fees for services provided prior to July 1, 2018.

BASIC FEE ARRANGEMENT

For the twelve months beginning July 1, 2018, GRWC hereby agrees to pay Terry Kennedy ("Kennedy") a fixed fee of One Hundred Thousand Dollars ($100,000) for the services of Kennedy in providing outside business consulting services. It is also understood and agreed that Mr. Kennedy is providing and intends to continue to provide services to other clients of his firm or to otherwise be individually employed by another entity or entities and that Mr. Kennedy shall devote only so much time and effort as is reasonably necessary to meet the needs of GRWC within his other time constraints.

The basic free arrangement noted above of $100,000 shall be paid through Stock Based Compensation, in which $50,000 shall be valued at $.10 per share, and equaling Five Hundred Thousand (500,000) shares of Grow Condos, Inc. restricted "144" common stock. The shares are to be issued within 10 days of executing this agreement and vest immediately upon issuance. The remainder $50,000 shall be paid through Stock Based Compensation of Grow Condos, Inc. restricted "144" common stock that fully vests after 180 days from the effective date of this agreement, and at which date the shares to be issued shall equal to $50,000 and shall be valued based on the average of the 3 lowest closing share market prices over the previous 10 market trading days at an applied discount of 35% to that calculated average closing share market price. Any such shares of Stock under this basic fee arrangement will be issued to Terry Kennedy, or, upon request, his designee.

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Because of the nature of the services to be provided is in the nature of a fee retainer arrangement, it is understood and agreed that no detailed billing statements with respect to the fixed monthly fee are required nor will they be provided and Mr. Kennedy and other firm personnel shall have no obligation and shall not be required to account for their time. The firm will not provide GRWC a monthly invoice for the monthly fixed fee.

The above stated fees do not include expenses and GRWC agrees to timely pay any authorized expenses separately billed to GRWC. GRWC further agrees that Mr. Kennedy or the firm may also utilize other employees or subcontractors to perform services for GRWC or in support of matters assigned by you to the firm, all subject to the time limitations set forth above. To the extent a matter requires or may require the expertise of a business services other than what Mr. Kennedy or other firm personnel can provide, GRWC agrees to separately engage and pay for such business services and expenses, and Mr. Kennedy will provide business oversight of said services within the parameters of this Fee Agreement and all as directed by you.

Charges for expenses may and shall include, but not be limited to, expenditures for office expenses, travel, business meals, mileage, and other expenses incurred by us in the proper performance of consulting services for you.

AVAILABILITY TO PROVIDE SERVICES; TERM

With regard to any matter that GRWC may wish to refer to the firm that is within the capability and expertise of Mr. Kennedy or other firm personnel to perform, Mr. Kennedy and the firm will make himself/itself reasonably available on a priority/first call basis to respond to the needs of GRWC or to perform the tasks requested in regard to providing outside business consulting services, subject to the time limitations set forth above.

The firm will perform general business consulting services for GRWC and, in the case of specific matters identified by GRWC, only when reasonably requested to do so either by you or by other employees or agents of GRWC acting under your direction. The scope of our responsibility for each such matter will be specified by you; if no such specification is made, we will perform such services as we believe appropriate for the particular matter, in the circumstances of the request. We will not be responsible for any specific business management matters relating to GRWC unless they are covered by such a request.

If any of the above terms do not meet with your approval, please let me know immediately, and I will review them with you. If you agree with the foregoing, please sign the duplicate original of this letter and return it to me at your earliest convenience.

The term of this agreement shall be and is 12 months from the effective date of July 1, 2018, and may be terminated during such initial term for any cause by either party with thirty (30) days' official notice.

Sincerely,

/s/ Terry Kennedy

Terry Kennedy

Acknowledged and Agreed:

Grow Condos, Inc.

By: /s/ Jonathan Bonnette

Jonathan Bonnette, President

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